Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and to the inclusion herein in Annex B-1 of our report dated February 26, 2009, except for Notes 3, 9, 10 and 24, as to which the date is June 29, 2009, with respect to the consolidated financial statements and schedule of HLTH Corporation and the incorporation by reference herein of our report dated February 26, 2009 with respect to the effectiveness of internal control over financial reporting of HLTH Corporation, included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 2, 2009.
/s/ Ernst & Young LLP
New York, New York
July 9, 2009